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                                                              EXHIBIT 10.10



                           LICENSE AND SUPPLY AGREEMENT

     This Supply Agreement, dated as of the ninth day of February 2000, is between GENEVA PHARMACEUTICALS, INC., a Colorado corporation, with offices at 2655 West Midway Boulevard, Broomfield, Colorado 80038 ("Geneva"), and OBAGI MEDICAL PRODUCTS, INC., a California corporation, with offices at 310 Golden Shore, Long Beach, CA 90802.

     WHEREAS, Buyer wishes to purchase Tretinoin Cream in 20gm and 45gm tubes of 3 strengths, 0.1%, 0.05%, and 0.025% (hereinafter, the "Products") from Geneva; and

WHEREAS, Geneva is willing to supply the Products to Buyer for resale upon the terms and conditions set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

1.   DEFINITIONS

           (a) The following terms shall have the meanings set forth or where indicated, below for purposes of this Agreement:

     "ACT" means the Federal Food, Drug and Cosmetic Act, as amended from time to time.

     "AFFILIATE" of any person shall mean any corporation or other business entity which, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term "control" (as used in the terms "controls," "controlled by," and "under common control with") means either (a) holding fifty (50) percent or more of the outstanding voting securities of an issuer or (b) in the case of an entity that has no outstanding voting securities, having the right to fifty
(50) percent or more of the profits of the entity, or having the right in the event of dissolution to fifty (50) percent or more of the assets of the entity.

     "ANDA" means an abbreviated new drug application filed with the FDA with respect to the manufacture or sale of a Product.

     "BUYER INDEMNIFIED PARTIES" shall have the meaning given thereto in
Section 10.2 hereof.

     "FDA" means the United States Food and Drug Administration.

     "FORMS" shall have the meaning given thereto in Section 18.3 hereof.

     "GENEVA INDEMNIFIED PARTIES" shall have the meaning given thereto in
Section 10.1 hereof.

     "GMP" means current good manufacturing practices as defined from time to time in Section 501(a)(2)(B) of the Act and the applicable rules and regulations of the FDA.

     "INITIAL TERM" shall have the meaning given hereto in Section 11.1 hereof.


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     "ORDER DATE" shall have the meaning given thereto in Section 4.2 hereof.

     "PROCEDURES" shall have the meaning given thereto in Section 3.8 hereof.

     "PRODUCTS" shall have the meaning set forth in the recitals to this Agreement.

     "TERRITORY" means the United States.

2.   PURCHASE AND SALE; LICENSE

     2.1 During the term of this Agreement, and subject to the provisions hereof, Geneva agrees to supply to Buyer, and Buyer agrees to purchase from Geneva, all of Buyer's requirements for the Products. All orders for the Products shall be made pursuant to written purchase orders delivered to Geneva in accordance with Section 4 hereof. All purchase orders from Buyer shall be in multiples of full batch sizes which are commonly used in routine production of the Products. Minimum batch sizes are set forth on Schedule A. The parties reserve the right to negotiate modified minimum batch sizes on mutually agreeable terms and conditions. Each shipment to a different shipping location shall be considered a separate shipment for purposes of this Agreement.

     2.2 Geneva hereby grants to Buyer the non-exclusive right to market, sell, and distribute the Products in the Territory under the Obagi label or such other labels owned or controlled by Buyer, and consented to by Geneva.

3. PRICE; PAYMENT, MARKETING RESPONSIBILITY; MISCELLANEOUS TERMS AND CONDITIONS OF SALE

     3.1   (a)   The Transfer Price payable by Buyer for the Products shall be as set forth in Schedule B attached hereto. Geneva will make every attempt to maintain firm prices during the term of the contract on the Products. However, market conditions may change. Geneva, therefore, reserves the right to adjust prices from time to time based on market conditions and the cost of goods sold. In the event that a third party manufacturer receives FDA approval for its ANDA for the Products, which causes the market price for the products to decline, the parties agree to negotiate in good faith to decrease Transfer Prices for the Products.

     3.2   (a)   Buyer shall bear the cost of any sales taxes of any kind,
nature or description whatsoever applicable to the sale of any Product sold by Geneva to Buyer and Buyer shall forthwith pay to Geneva all such sums upon demand unless Buyer is exempt therefrom and, as evidence thereof, provides to Geneva, at the time of the submission of its order to Geneva, with tax exemption certificates or permits acceptable to the appropriate taxing authorities.

           (b) Shipping terms are F.O.B. Geneva shipping point. Buyer shall bear the cost of freight from Geneva's shipping location to Buyer's location.

     3.3 Each release of Product for shipment to Buyer shall constitute a separate sale, obligating Buyer to pay therefor, subject to the terms of this agreement, whether said shipment is


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in whole or only partial fulfillment of any order or confirmation issued in connection therewith. Geneva agrees to invoice each separate shipment on a separate invoice.

     3.4 (a) Geneva shall issue its invoice to Buyer at the time of shipment. Payments for Product sold hereunder shall be made by Buyer to Geneva within thirty (30) days after date of invoice, terms net 30 days. If Buyer fails to pay any invoiced amount when due, a service charge will be imposed by Geneva on such outstanding amount for each month or portion thereof that such amount is overdue equal to, on an annualized basis, the lesser of the rate of interest then announced by Citibank, N.A. as its prime rate or the highest rate permitted by law.

          (b) Geneva shall have the right to cancel any orders accepted by it, or to delay the shipment of Product ordered hereunder, or to vary, change, or limit the amount or duration of credit to be allowed to Buyer, if Buyer fails to meet the established payment schedules.

          (c) If Geneva is prevented from charging any price in effect by any governmental law, order, regulation or ruling, Buyer shall pay Geneva any amount not paid as a result of such prohibition with respect to any Product ordered under this Agreement as soon as such law, order, regulation or ruling is rescinded or modified so as to permit payment of such amounts.

          (d) Subject to Section 5.1 hereof, all payments shall be in the full amount stated in each invoice, without any setoffs, deductions or withholdings of any kind, except that payment shall not be required to the extent that Buyer reasonably determines that it has the benefit of a credit relating to any previously issued invoice and follows the procedures set forth in the remainder of this Section 3.4(d). Buyer shall not make any such deduction or set off against amounts owed to Geneva, without first providing thirty (30) days written notice to Geneva of the existence of a dispute. Such written notice shall include enough detail to enable Geneva to evaluate the claim, including but not limited to, a description of the type of claim (i.e., pricing, rebate, shortage claim) as well as the relevant items, prices, quantities, relevant time period. The parties agree to negotiate in good faith to resolve any such dispute.

     3.5 Buyer shall be responsible for all marketing, distribution, and related costs incurred by it in connection with its sale of the Products.

     3.6 (a) The parties shall cooperate to develop mutually acceptable procedures to ensure compliance with applicable advertising and promotion regulations.

     (b) Buyer represents, warrants and covenants (i) that all marketing, labeling, sale and distribution shall be in accordance with State and Federal laws and regulations, (ii) that Buyer will submit marketing materials for the Products to Geneva for approval prior to distribution, which approval shall not be unreasonably withheld or delayed, and (iii) that no Products will be promoted for off-label use(s).

     3.7 Buyer shall not use, or claim any right or license with respect to, any trademark, trade name, service mark or logo of Geneva, and Geneva shall not use, or claim any right or license with respect to, any trademark, trade name, service mark or logo of Buyer.

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     3.8  To the extent not otherwise covered in this Agreement, purchases of
Product hereunder will be made pursuant to Buyer's standard purchase order procedures (the "Procedures"). Such Procedures may be modified from time to time with the written consent of Geneva, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, it is understood that the provisions of this Agreement shall control in the event of any conflict between such provisions and Buyer's Procedures.


4.   FORECASTS; SHIPMENTS; ORDERS

     4.1 In order to assist Geneva in planning its production runs for the Products, Buyer shall provide Geneva, at least five (5) days prior to the beginning of each month, with a twelve (12) month rolling forecast of the quantities of each Product required by Buyer, by month, for the following twelve (12) months, together with the approximate dates upon which it will request the deliveries of such Product be made. In. addition, Buyer shall submit a forecast for the succeeding twelve (12) months in quarterly estimates and the next three (3) years in annual increments. It is understood that such rolling forecasts are intended to be Buyer's estimates of its purchase requirements; they shall not be binding upon either party. Notwithstanding the foregoing, Buyer acknowledges that production and plant capacity planning will be based on such forecasts. Buyer shall be bound to purchase from Geneva 100% of those quantities of Product set forth in any such forecast as being the requirements of Product for the first three (3) months of each forecast.

     4.2 Geneva shall, within thirty (30) business days after receipt of each such forecast notify Buyer of any prospective problems it might have in respect of meeting Buyer's forecasted order quantities or estimated delivery dates.

     4.3 Buyer shall provide Geneva with its firm orders for the Products within the lead times set forth on Schedule A (which Schedule A describes different lead times for different Products) and Geneva, within five (5) business days after the date that an order is deemed placed with it (the "Order Date"), shall acknowledge receipt of Buyer's order and confirm that the order can be supplied. For purposes hereof, the Order Date shall be the earlier of (a) the date that Geneva receives the order via mail or (b) the date of receipt of the telecopied order.

     4.4 (a) Each order shall specify the quantity of Product ordered. The order shall be delivered to such location as Geneva designates in writing to Buyer from time to time. Buyer shall be bound to purchase from Geneva, within one year from the Order Date, 100% of those quantities of Product set forth in any such purchase order. On or after the Order Date, Buyer will specify individual shipment release dates for the quantities ordered. Subject to the terms of the following sentence, Buyer is under no obligation to accept shipments nor commence payment of invoices prior to the shipment release date. Any quantity of Product, which Buyer has not yet requested released for shipment within one year from the Order Date, shall nonetheless be released for shipment by Geneva, invoiced to Buyer and promptly paid for by Buyer within the time period set forth in Section 3.4(a).

          (b) Buyer shall provide Geneva with a list of approved carriers. Geneva shall make all necessary shipping arrangements with a carrier listed by Buyer as "approved" and shall deliver all orders to Buyer F.O.B. Geneva shipping point.

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          (c)  When a shipment of Product is ready for delivery, Geneva shall notify Buyer of the expected delivery dates (including, to the extent applicable, details or port, date and time) to enable delivery and collection to be coordinated.

     4.5 If Geneva fails to release for shipment any Product, in the quantities ordered by Buyer and released for shipment, within thirty (30) business days of the date of delivery as specified in the shipment release and acknowledged by Geneva, then Buyer shall have the right to cancel the amount of the purchase order which is unfulfilled, and obtain the unsupplied quantity of such generic Product from any other generic manufacturer. In such event, Geneva shall pay to Buyer the difference between the contract price and Buyer's actual cost of such replacement product (subject to the obligation of Buyer to reasonably mitigate its damages). Said right shall apply only to the extent that such purchase order is unfulfilled. A purchase order shall be deemed filled and closed if (a) a Buyer orders full batch sizes and Geneva delivers the appropriate number of full batches, regardless of actual quantities, or (b) the quantity of Product delivered is within ten percent (10%) of the quantity ordered.

     4.6 (a) Buyer shall be responsible for all label artwork; provided; however, that Geneva shall be responsible for the review and approval of such artwork and any future modifications thereto, and shall be responsible for final packaging production.

          (b) Geneva shall purchase all materials and packaging components for the Product. Buyer agrees to be held responsible for the Transfer Price of all obsolescent inventory and inventory remaining as a result of changes in Purchase Order requirements or the exercise of the rights of termination in accordance with Article 11 of this Agreement, provided Geneva has ordered to maintain inventory levels within normal lead items described on Schedule A, and/or standard container sizes and/or minimum order quantities. Geneva will use reasonable commercial efforts to mitigate obsolescence via adjustments to open orders. Buyer will not be responsible for obsolescent inventory in excess of the lead times set forth in the forecast provided on Schedule A hereto.

5.   INSPECTION OF SHIPMENTS

     5.1 Buyer shall inspect all Product delivered hereunder for defective or adulterated Product immediately upon receipt and shall provide Geneva with written notice of any such defective or adulterated Product within thirty
(30) days of receipt. Defective or adulterated Products, excluding those Products suffering from defects or adulteration as a result of shipper's action or failure to act, shall hereinafter be referred to as, "Damaged Product." If within such thirty (30) day period, Buyer notifies Geneva that in its opinion the defects or adulteration are not as a result of shipper's action or failure to act, Buyer agrees to review its results with Geneva's Quality Assurance Department to confirm the existence of Damaged Product. Pending final determination of the existence of Damaged Product, Buyer's obligation to pay for the Damaged Product shall be suspended. Upon a determination that such product is or was not Damaged Product, Buyer shall immediately pay to Geneva the full invoice price for such product. If both parties agree that the shipment, or any part thereof, is Damaged Product, then Geneva shall, at Buyer's option, (a) deliver replacement Product to Buyer as soon as reasonably practical thereafter (but, in any event, within ninety (90) days after the initial notification by

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Buyer), (b) refund to Buyer (by cash or credit) the purchase price paid by
Buyer with respect to the amount of Product which is determined to be Damaged Product or (c) cancel that portion of the purchase order to the extent of the Damaged Product in which event Buyer shall have no obligation to pay for such Damaged Product. If the parties disagree as to the existence of a problem, they will then submit representative samples of the shipment to a mutually acceptable independent testing lab and the results of said lab shall be binding on the parties and the costs associated with such submission shall be borne by the party against which the lab decides.

     5.2 (a) Notwithstanding any other provisions of this Agreement, Buyer agrees, if so requested by Geneva, to return to Geneva, at Geneva's expense, any Product that is, or is claimed to be, Damaged Product or otherwise to dispose of such Product as Geneva may direct.

          (b) Buyer shall be deemed to have accepted any shipment of Product hereunder, and except as otherwise specifically provided in Section 10.2 hereof, unless Geneva receives the written notice required under Section 5.1 within the time period specified herein.

     5.3 Notwithstanding anything in this Agreement to the contrary, it shall be Buyer's responsibility to accurately forecast its purchasing needs. Assuming that no more than six months have elapsed off the expiration dating described on Schedule A and that at least 18 months expiration dating remains for any Product as of the date of Geneva's receipt of the purchase order, Geneva shall not be required to accept any returns of, or reimburse Buyer for, or issue a credit with respect to, any short-dated or expired Product from such shipment. Geneva shall have no responsibility to Buyer because of Buyer's inability to sell its inventory of Product on a timely basis resulting in such inventory, or any portion thereof, becoming short-dated or expired.

     5.4  Except in the case of a claim for indemnification under Section
10.2 or 10.3 hereof, (a) no claim by Buyer of any kind whatsoever relating to any Product or this Agreement, whether arising in contract tort, negligence, breach of warranty, strict liability, or under any other legal theory, shall be greater in amount than the purchase price paid for such Product with respect to which damages are claimed and (b) Geneva's sole liability, if any, to Buyer, and Buyer's sole remedy in respect of any such claim, shall in no event exceed such purchase price. Geneva may satisfy any such liability at its option either by (i) replacing such Product or (ii) refunding to Buyer (by cash or credit) the purchase price paid therefor.

6.   TRADE SECRETS AND CONFIDENTIALITY

     6.1 (a) Geneva or Buyer may, from time to time, disclose to the other valuable information of a technical or nontechnical nature that is not generally known to the trade or public. Each of Geneva and Buyer agrees that during the period that this Agreement is in effect and for a period of five
(5) years thereafter, it will not disclose to anyone in any manner whatsoever (except as authorized in writing by the other party) any such information ("Confidential Information"), including, without limitation, intellectual property, inventions, works of authorship, trade secrets or know-how or other information relating in any way to the products, processes, and services of such other party which becomes known to Geneva or Buyer, as the case may be, during the period that this Agreement is in effect. The obligations of this
Section 6 shall not apply to information that (i) is known to a party as shown by written records prior to the disclosure of such information by the other party; (ii) becomes public information or

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is generally available to the public other than by an unauthorized act or omission of a party; or (iii) is received by a party from third parties who are in rightful possession of such information and who are lawfully entitled to disclose such information to such party.

          (b) Upon termination of this Agreement, each of Geneva and Buyer shall return to the other all materials and documents that include Confidential Information of the other party, including all copies of such materials and documents, and shall make no further use of such Confidential Information.

     6.2 Each party agrees to advise those of its employees who receive any other party's Confidential Information that such information (a) is proprietary and confidential to such party and (b) shall not be disclosed to anyone except as authorized by this Agreement or otherwise authorized by such party in writing. Each party further agrees to take such precautions as it normally takes with its own confidential and proprietary information to prevent unauthorized disclosure of another party's Confidential Information.

     6.3 In the event that a party becomes legally compelled to disclose another party's Confidential Information, it will provide such other party with prompt advance notice in writing so that such other party may, at its discretion, defend against such legal obligation, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
Section 6. In the event that such protective order or other remedy is not obtained, a party will furnish only that portion of such other party's Confidential Information which, it is advised by written opinion of counsel, is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

     6.4 Each party acknowledges that any unauthorized disclosure of any portion of another party's Confidential Information shall cause irreparable injury to such other party and that no adequate or complete remedy shall be available to such other party to compensate for such injury. Accordingly, each party hereby also acknowledges that such other party shall be entitled to injunctive relief in the event of such unauthorized disclosure by a party or any of its employees in addition to whatever remedies it might have at law.

7.   MUTUAL REPRESENTATIONS AND WARRANTIES

     Each of the parties hereto represents and warrants to the other that:
(i) it is a corporation duly organized, existing, and in good standing in accordance with the laws of its state of organization; (ii) it has all requisite legal and corporate power and authority to enter into this Agreement; (iii) when executed by the corporate officers whose names appear on the signature page hereof, this Agreement shall be a valid and binding obligation of the parties enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors; (iv) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not constitute a breach or default under any other agreement to which it is party or by which it is bound; (v) it will comply with all applicable laws, rules and regulations in the conduct of its responsibilities and activities under this Agreement.

8.   SAFETY AND HEALTH--RESPONSIBLE CARE

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     8.1  From time to time Geneva may provide Buyer with safety and health information, including, without limitation, warnings, material safety data sheets, precautionary safety measures, and instructions on proper care, use and handling, storage, and disposal of the Product. Buyer agrees to observe all precautions and instructions provided by Geneva and to communicate all such environmental, safety and health information to its employees.

     8.2 Buyer shall follow safe handling, storage, transportation, use, and disposal practices with respect to the Product, including, but not limited to, those required by federal, state, and local laws, regulations, and ordinances and those set forth in the Responsible Care Codes of the Chemical Manufacturers Association.

     8.3 Geneva shall have the right to inspect Buyer's locations (in the company of a Buyer representative) at reasonable times and upon reasonable advance notice to determine Buyer's compliance with applicable laws and regulations and with Geneva's instructions on proper care, use, handling, storage and disposal of the Product.

     8.4 Buyer shall defend, indemnify and hold Geneva harmless against all claims, liabilities, and expenses (other than Geneva's consequential, incidental, special or indirect damages) arising from Buyer's failure to comply with this Section 8.

9.   QUALITY OF THE PRODUCT

     9.1 Geneva hereby warrants that no Product constituting or being a part of any shipment made by Geneva pursuant hereto shall at the time of any such shipment be adulterated or misbranded within the meaning of the Act, or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment. Notwithstanding the foregoing, Geneva makes no misbranding representation with respect to Buyer's promotional activities.

     9.2 The parties hereto agree to mutually cooperate with each other, as required by pertinent provisions of the Act and the regulations promulgated thereunder, in connection with any recalls, complaints or adverse reactions relating to the Product manufactured and sold hereunder. In the event of any recalls relating to the Product, all costs associated therewith shall be borne by the party whose action or inaction causes such recall. For purposes of this Section 9.2, the cost of any recall shall be deemed to be any administrative and shipping expenses incurred by Buyer's customers and reimbursed by Buyer, unless otherwise agreed in writing by the parties hereto.

     9.3 GENEVA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise specifically provided in this Agreement, Buyer assumes all risks and liabilities whatsoever resulting from the transportation, handling, storage, use and disposal of the Products, whether used singly or in combination with other substances.

     9.4 a. Product quality complaints received by the Buyer will be forwarded upon receipt to a quality assurance representative to be designated by Geneva. It is Geneva's

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responsibility to investigate these complaints or forward such complaints to the manufacturer, if applicable, and to provide Buyer with a follow-up report and required corrective actions, if any.

      b. Adverse event reports received by the Buyer will be forwarded upon receipt to Geneva's designated quality assurance representative. It is Geneva's responsibility to fulfill its regulatory and reporting requirements related to the adverse event reports.

10.   INDEMNIFICATION

      10.1 Subject to Sections 10.3 and 10.4 hereof, Buyer shall defend, indemnify and hold harmless Geneva, its officers and directors, and its successors and permitted assigns (collectively referred to as the "Geneva Indemnified Parties"), from, against and in respect to any and all losses, obligations, liabilities, penalties and damages (other than the Geneva Indemnified Parties' consequential, incidental, special or indirect damages) and reasonable costs and expenses which any of the Geneva Indemnified Parties may incur or suffer in connection with any and all deficiencies, actions (including, without limitation, any proceedings to establish insurance coverage) and/or judgments, with which any of them may be faced and which arise out of or are based upon third party claims or investigations asserted or initiated against any of them arising from the use, labeling, sale or marketing of the Product, except to the extent such claims arise from
(a) manufacturer and/or Geneva's failure (i) to meet the manufacturing specifications contained in the Product's ANDA or (ii) to manufacture and package the Product in compliance with the Act and with the FDA's GMP and other regulations promulgated under the Act.

      10.2 Subject to Section 10.4 hereof, Geneva shall defend, indemnify and hold harmless Buyer, its officers and directors, and its successors and permitted assigns (collectively referred to as the "Buyer Indemnified Parties"), from, against and in respect of any and all losses, obligations, liabilities, penalties and damages (other than the Buyer Indemnified Parties' consequential, incidental, special or indirect damages) and reasonable costs and expenses which any of the Buyer Indemnified Parties may incur or suffer in connection with any and all deficiencies, actions (including, without limitation, any proceedings to establish insurance coverage) and/or judgments with which any of them may be faced and which arise out of or are based upon third party claims or investigations asserted or initiated against any of them to the extent such claims arise from (a) manufacturer or Geneva's failure (i) to meet the manufacturing specifications contained in the Product's ANDA or (ii) to manufacture and package the Product in compliance with the Act and with the FDA's cGMPs and other regulations promulgated under the Act. Geneva's indemnification obligations under this Section 10.3 shall not be subject to the limitation of liability set forth in Section 5.5 hereof.

      10.3 Without limiting its obligations under Section 10.2, Geneva shall defend, indemnify, and hold harmless the Buyer Indemnified Parties from, against, and in respect to any and all losses, obligations, liabilities, penalties, damages, and reasonable costs and expenses which any of the Buyer Indemnified Parties may incur or suffer in connection with any claim of infringement of any patent or other proprietary right made against any of them and based, in whole or in part, upon Buyer's activities properly undertaken pursuant to this Agreement.

      10.4 The foregoing indemnification obligations of Geneva and Buyer are subject to the following: (a) the indemnifying party is notified by or on behalf of the indemnified party in writing promptly after a claim is made, a suit is filed or an action or investigation is initiated

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(each, a "Proceeding") against the indemnified party; (b) the indemnifying party is permitted to defend, control, conduct and prosecute, in the indemnifying party's sole discretion and by counsel of the indemnifying party's choosing, the defense of such Proceeding brought against the indemnified party; (c) subject to the last sentence of this Section 10.4, the indemnifying party has the right in its sole discretion to settle, compromise or otherwise terminate the Proceeding and each of Geneva and Buyer expressly agrees that the indemnifying party may do so in its name; (d) the indemnified party shall refrain from settling any such Proceeding without the indemnifying party's prior written consent; (e) the indemnified party shall not compromise the position of the indemnifying party by admission, statements or conduct in a way that could prejudice the defense, control, conduct or prosecution of said cause of action; and (f) the indemnified party shall cooperate with the indemnifying party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified party at the indemnifying party's reasonable request and at no charge to the indemnifying party. Notwithstanding anything in clause (c) above to the contrary, no compromise or settlement of any Proceeding may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld), unless, in connection therewith, there is no finding or admission of any violation by the indemnified party of
(i) any law, rule or regulation or (ii) the rights of any person.

      10.5 Promptly after receipt by a party of notice of the threat or commencement of any Proceeding against it in respect of which indemnity may be sought against the other party hereunder, the parties shall determine their respective indemnification responsibilities under this Section 10. If the parties are unable to agree, they shall retain an outside expert whose determination in this regard shall be final and binding. If the parties are unable to agree on an outside expert or such expert is unable to make a determination as to the parties' respective indemnification responsibilities, then such determination shall await the completion of the Proceeding. Pending such completion, the parties shall conduct the defense of the Proceeding as agreed between them. In any event, the determination by a court of competent jurisdiction, with respect to the fault or responsibility of the parties, shall be conclusive and binding for purposes of determining a right to indemnification under this Article 10.

      10.6 a. Buyer and Geneva shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:


            i) General liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage; and

           ii) Product Liability Insurance with limits not less than $2,000,000.


      b. Upon request, Geneva and Buyer shall each provide the other with evidence of its insurance or self insurance. Each party shall provide the other thirty (30) days prior written notice of any cancellation or change in its coverage.

      10.7 UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS OR




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INTERRUPTION OF BUSINESS ARISING OUT OF OR RELATING TO THE SUPPLY OF PRODUCTS
UNDER THIS AGREEMENT.

11.  TERM AND TERMINATION

     11.1 This Agreement shall commence on the date hereof and shall continue in effect for three (3) years (hereinafter referred to as the "Initial Term") and may be renewed thereafter upon mutual agreement between the parties; provided, however, that either party may terminate this Agreement by giving the other party at least ninety (90) days prior written notice of termination.

     11.2 Either party may terminate this Agreement upon the giving of prior written notice to the other party if the other party (a) has not fully complied, in all material respects, with the terms and conditions hereof and
(b) fails to cure any such material noncompliance within forty-five (45) days after receipt of such notice; in such event, this Agreement shall terminate effective on the later of (a) the expiration of such forty-five (45) day period or (b) the date specified in the written notice from the terminating party. In addition, either party may terminate this Agreement with immediate effect upon giving written notice to the other party in the event of insolvency, assignment for the benefit of creditors, or bankruptcy proceedings by or against the other party. In the event of termination by Buyer pursuant to this Section 11.2 as a result of material breach by Geneva, and subject to the provisions of Section 4.4, Geneva shall use honor any purchase order accepted prior to the date notice of termination is given. In the event of termination by Geneva pursuant to this Section 11.2 as a result of Buyer's material breach, Buyer acknowledges and agrees that Geneva shall be entitled to cancel any purchase order accepted prior to the date notice of termination is given, and shall not be obligated to ship any Product ordered by Buyer pursuant to such purchase order.

     11.3 The termination of this Agreement shall not release Buyer from the obligation to pay any sum that may be owing to Geneva (whether then or thereafter due to Geneva) or operate to discharge any liability that had been incurred by either party prior to any such termination.

     11.4 During the period between the giving of any notice of termination of this Agreement pursuant to this Section 11 and the effective date of termination, all Product shall be delivered to Buyer solely on a C.O.D. basis.

     11.5 Notwithstanding any termination of this Agreement, the provisions of Section 3.6(b), and Articles 5,6,7,8 and 10 shall remain in effect.

12.  FORCE MAJEURE

     12.1 Neither party shall be liable for any failure to deliver or receive or any delay in delivery or receipt of any shipment when such failure or delay shall be caused (directly or indirectly) by fire; flood; accident; explosion, equipment or machinery breakdown; sabotage; strike, or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions of any governmental authority; voluntary or mandatory compliance by a party with any request of any governmental authority, or any officer, department, agency, or committee thereof; voluntary or mandatory compliance by a party with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; shortage of labor, fuel, power or raw materials; inability to obtain supplies; failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God; or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of a party.

     12.2 Except as provided below, if a force majeure event occurs, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. If, however, any such event shall delay any shipment hereunder or the receipt thereof for more than thirty (30) days beyond the scheduled delivery date, then (a) if such event is suffered by Buyer and not also Geneva, Geneva shall have the right, at its option, to cancel such shipment, and (b) if such event is suffered by Geneva and not also Buyer, Buyer shall have the right to cancel its order and to purchase from a third party the amount of Product ordered without incurring any liability to Geneva with respect thereto. If any such disability exists for more than ninety (90) days, the party not under such disability may terminate this contract without liability to the other party by giving such other party thirty (30) days' prior written notice of termination, and this Agreement shall terminate on such thirtieth (30th) day unless prior thereto the force majeure event ceases to exist and the party giving the notice of termination is so notified in writing.

13.  ASSIGNABILITY

     No party shall assign or otherwise transfer this Agreement or any interest herein or any right hereunder without the prior written consent of the other party, except that either party may, without the necessity for such consent, assign this Agreement or any interest herein or any right hereunder, to any of its Affiliates, or to any party which acquires a majority in interest of Buyer's or Geneva's assets or capital stock. Any such purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder except in compliance with this Section 13 shall be null, void and of no effect.

14.  WAIVER; SEVERABILITY

     14.1 Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each an every such provision.

     14.2 The rights and remedies set forth herein shall be the exclusive rights and remedies of the parties.

     14.3 If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be in whole or in part invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

15.   GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado as though made and to be fully performed in said State. Any proceeding to enforce or resolve disputes of any nature arising under or relating to this Agreement shall be brought exclusively before the courts of the State of California or of the United States of America for the Central District of California.

16.   NOTICES

      All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

      Geneva:     Geneva Pharmaceuticals, Inc.
                  2655 West Midway Boulevard
                  Broomfield, Colorado 80038-0446
                  Fax: 303/466-6378
                  Attention: President

      Buyer:      Obagi Medical Products, Inc.
                  310 Golden Shore, First Floor
                  Long Beach, CA 90802
                  Fax: 562/628-1008
                  Attention: President

or to such other address as may be specified in a notice given to the other party in accordance with this Section. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by facsimile transmission.


17.   CAPTIONS

      The captions of each section of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction of any provisions herein.

18.   ENTIRE UNDERSTANDING; MODIFICATION

      18.1 This Agreement represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement, and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by either party to the other, except such as are expressly hereinabove set forth.

      18.2 Except with respect to the Exhibits and Schedules attached hereto, which may be amended as provided elsewhere in this Agreement, this Agreement shall not be subject to change or modification except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by both parties hereto.

      18.3 The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document
(collectively "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

19.   PARTIES' RELATIONSHIP

      Nothing in this Agreement shall create between the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, each of Geneva and Buyer now confirms and accepts (for itself and as agent on behalf of its Affiliates) that it is an independent contractor trading for and on its own behalf.

20.   COUNTERPARTS

      This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



GENEVA PHARMACEUTICALS, INC.           OBAGI MEDICAL PRODUCTS, INC.
                                       CORPORATION





By:  /s/ Bruce F. Basarab                     By:  /s/ Phillip J. Rose
    -------------------------------------        -------------------------------

Name:   Bruce F. Basarab                      Name:    Phillip J. Rose
      -----------------------------------          -----------------------------

Title: Sr. Vice President, Sales/Marketing    Title:  President & CEO
       -----------------------------------          ----------------------------

Date:  2/15/00                                Date:  2/15/00

                                   SCHEDULE A
                                   ----------

                  LEAD TIMES, BATCH SIZES, AND EXPIRATION DATING


-------------------------------------------------------------------------------
Product Description      Size         Lead       Batch Size             Exp.
                                      time                             dating
-------------------------------------------------------------------------------
Tretinoin Cream 0.025%   20 gm tube   120 days   Batch is 49,000      2 years
-------------------------------------------------------------------------------
Tretinoin Cream 0.025%   45 gm tube   120 days   Batch is 21,750      2 years
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Tretinoin Cream 0.05%    20 gm tube   120 days   Batch is 49,000      2 years
-------------------------------------------------------------------------------
Tretinoin Cream 0.05%    45 gm tube   120 days   Batch is 21,750      2 years
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Tretinoin Cream 0.1%     20 gm tube   120 days   Batch is 49,000      2 years
-------------------------------------------------------------------------------
Tretinoin Cream 0.1%     45 gm tube   120 days   Batch is 21,750      2 years
-------------------------------------------------------------------------------


                                   SCHEDULE B
                                   ----------

                                  TRANSFER PRICE


--------------------------------------------------------------------
Product Description                 Size            Transfer Price

--------------------------------------------------------------------
Tretinoin Cream 0.025%           20 gm tube            [***]
--------------------------------------------------------------------
Tretinoin Cream 0.025%           45 gm tube            [***]
--------------------------------------------------------------------

--------------------------------------------------------------------
Tretinoin Cream 0.05%            20 gm tube            [***]
--------------------------------------------------------------------
Tretinoin Cream 0.05%            45 gm tube            [***]
--------------------------------------------------------------------

--------------------------------------------------------------------
Tretinoin Cream 0.1%             20 gm tube            [***]
--------------------------------------------------------------------
Tretinoin Cream 0.1%             45 gm tube            [***]
--------------------------------------------------------------------






[***] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.







                                      1